Exhibit 99.2

Global Technology Acquisition Corp. I Announces Closing of Upsized Initial Public Offering and Exercise of Over-Allotment Option Generating Total Gross Proceeds of $200m

NEW YORK--(BUSINESS WIRE)-- Global Technology Acquisition Corp. I (the “Company”) announced today the closing of its initial public offering of 20,000,000 units (upsized from 15,000,000 units), which includes 2,500,000 units issued upon the exercise of the underwriter’s over-allotment option, at a public offering price of $10.00 per unit. The total gross proceeds of the initial public offering amounts to $200,000,000. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. The units are listed on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “GTACU”. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the Nasdaq under the symbols “GTAC” and “GTACW” respectively.

Global Technology Acquisition Corp. I is a newly formed blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

The Company is led by Fabrice Grinda (Executive Chairman), Arnau Porto (Chief Executive Officer) and Claudia Gast (Chief Financial Officer), who have significant experience in founding, operating and investing in successful technology companies. Fabrice Grinda is the co-founder of FJ Labs and among the world’s leading marketplace entrepreneurs and investors with over 150 exits on over 600 angel investments. Prior to co-founding FJ Labs, Mr. Grinda was the co-founder and co-CEO of OLX, one of the largest online marketplaces worldwide. Arnau Porto is the founder and Chief Investment Officer of Greentrail Capital. Prior to Greentrail Capital, Mr. Porto co-founded Blueport Capital, a California-based investment partnership backed by the Robert Bass family office. Before that, he was an investment analyst at Viking Global in New York and he started his career as an institutional investor at Blackstone in London.

This management team will be supported by independent directors and an advisory committee. The board of directors consists of Juan Villalonga, the former CEO and Chairman of Telefónica Group; Robert Perdue, the former COO of The Trade Desk; Gabriel Silva, the former CFO of Nubank and Michael Zeisser, the former chairman of US Investments of Alibaba Group. Their experiences in leading and globally scaling companies will provide the Company with highly valuable perspectives in sourcing a target company, and will be vital in supporting such target company in the successful growth to global scale.

The company’s advisory committee consists of Alec Oxenford, Jeff Epstein, Brian Cook and Paul Gardi. Alec Oxenford is the co-founder of LetGo, OLX and Deremate.com and Alpha Capital. Jeff Epstein is an operating partner in Bessemer’s Silicon Valley and the former CFO of Oracle. Brian Cook is the former head of M&A at Honeywell and has over 20 years of experience within M&A, business development, and strategic planning across a wide range of industries. Paul Gardi is the former CEO of IAC/InterActiveCorp Advertising Solutions and a former member of American Express’ advisory board.

Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC acted as joint book-running managers for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained for free from the offices of Citigroup Global Markets Inc. at Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (tel: +1 800-831-9146) and Goldman Sachs & Co. LLC at Prospectus Department, 200 West Street, New York, New York 10282-2198 (tel: +1 866 471 2526, fax: +1 212 902 9316, or email: prospectus-ny@ny.email.gs.com).

On October 20, 2021, the registration statement relating to the securities became effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Global Technology Acquisition Corp. I

Global Technology Acquisition Corp. I is a newly formed blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus on technology companies that operate in the marketplace, financial technology and Software-as-a-service verticals within Europe, Latin America and the United States, where it believes its management team, board members and advisors have a competitive advantage based on their prior experiences and investments.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Dennis Dinkelmeyer

investors@gtac.io